Exhibit 99.1

NEWS RELEASE	te.com

TE Connectivity completes change in place of incorporation to Ireland

GALWAY, Ireland – Sept. 30, 2024 – TE Connectivity plc (NYSE: TEL) today completed the change in the place of incorporation of the publicly traded parent company of TE Connectivity from Switzerland to Ireland. The change in place of incorporation resulted in each shareholder of TE Connectivity Ltd. receiving one share of TE Connectivity plc, a company incorporated under the laws of Ireland, for each share of TE Connectivity Ltd. held immediately prior to the change in incorporation. The company will continue to be a U.S. Securities and Exchange Commission reporting company and its ordinary shares will continue to trade on the New York Stock Exchange (NYSE) under the symbol TEL.

As a reminder, at the Annual General Meeting on March 13, 2024, shareholders approved the distribution of a dividend payable from reserves from capital contributions to be paid in four equal quarterly installments of $0.65. Dividends for TE Connectivity’s first fiscal quarter of 2025 will be paid on December 6, 2024, to the shareholders of record on November 22, 2024, and for TE Connectivity’s second fiscal quarter of 2025 on March 7, 2025, to the shareholders of record on February 21, 2025. Beginning in TE Connectivity’s third fiscal quarter of 2025, dividends will be declared and paid on a quarterly basis by the Board of Directors as provided by Irish Law.

Further, on June 12, 2024, shareholders approved at a Special General Meeting the reduction of the share premium account of TE Connectivity plc to allow for the creation of distributable reserves following the effective date of the reincorporation. As required by Irish law, TE will apply to the Irish High Court for an order seeking the approval of the reduction of the company capital of TE by the cancellation of the entire amount standing to the credit of TE’s share premium account. The date of the hearing before the Irish High Court shall be published on TE.com once known.

About TE Connectivity

TE Connectivity plc (NYSE: TEL) is a global industrial technology leader creating a safer, sustainable, productive, and connected future. Our broad range of connectivity and sensor solutions enable the distribution of power, signal and data to advance next-generation transportation, renewable energy, automated factories, data centers, medical technology and more. With more than 85,000 employees, including 8,000 engineers, working alongside customers in approximately 140 countries, TE ensures that EVERY CONNECTION COUNTS. Learn more at www.te.com and on LinkedIn, Facebook, WeChat, Instagram and X (formerly Twitter).

Contacts:	Media Relations: Eric Mangan TE Connectivity 908-783-6629 Media@te.com	Investor Relations: Sujal Shah TE Connectivity 610-893-9790 Sujal.Shah@te.com

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